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UNITED STATES
SECURITIES AND EXCHANGE COMMISIION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
ALCIDE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alcide Corporation
8561 154th Avenue, NE
Redmond, Washington 98052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 21, 2003

To the Stockholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Alcide Corporation (the "Company") will be held Tuesday, October 21, 2003 at The University Club located at 1 West 54th Street, New York, NY at 9:00 a.m. Eastern Time, for the following purposes:

  (1)
  To elect four directors to the Board of Directors for the ensuing year;

  (2)
  To ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending May 31, 2004;

  (3)
  To act on the stockholder proposal set forth in the proxy statement, if it is presented; and

  (4)
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has designated the close of business on Friday, August 22, 2003 as the record date for determination of stockholders of the Company entitled to notice and to vote at the Annual Meeting and any adjournment or postponement thereof. This proxy statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of the Company for use at the Company's 2003 Annual Meeting of Stockholders. We will begin distributing this proxy statement, a form of proxy and the 2003 Annual Report on or about September 5, 2003.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO BE PRESENT AT THE ANNUAL MEETING. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,
John P. Richards President Secretary

ALCIDE CORPORATION
PROXY STATEMENT
For Annual Meeting of Stockholders

October 21, 2003

GENERAL INFORMATION FOR STOCKHOLDERS

PROXIES AND VOTING AT THE ANNUAL MEETING

        The accompanying proxy is being solicited on behalf of the Board of Directors of ALCIDE CORPORATION (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The University Club located at 1 West 54th Street, New York, NY, on Tuesday October 21, 2003 at 9:00 a.m. Eastern Time and at any adjournment or postponement thereof.

        Holders of the Company's common stock at the close of business on Friday, August 22, 2003 are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were approximately 2,654,638 shares of common stock outstanding, net of treasury stock, all of which were eligible to be voted at the Annual Meeting. There were 1,391 registered stockholders on the record date and approximately 2,775 beneficial stockholders whose shares were held in street name.

        Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3.

        The Board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

        Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Registered stockholders can vote by signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see what options are available to you.

REVOCATION OF PROXIES

        Each stockholder giving a proxy has the power to revoke the same by written notice to the Secretary of the Company at any time before it is voted. Furthermore, any stockholder giving a proxy may revoke the same prior to its use at the Annual Meeting by attending the Annual Meeting and voting in person.

VOTE REQUIRED

        Under Delaware law and the Company's by-laws, a majority of the outstanding shares of Common Stock present in person or by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. Each share of the Company's Common Stock is entitled to one vote on each matter presented for stockholder action.

        For the election of directors (Item 1), each holder of Common Stock may cumulate such Common Stockholder's votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the Common Stockholder's shares are entitled, or may distribute the Common Stockholder's votes on the same principle among as many nominees as the Common Stockholder sees fit. The four nominees who receive the greatest number of votes, present in person or by proxy at the Annual Meeting, will be elected directors. Only votes "for" or "against" affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions from voting and broker non-votes will have no impact on the election of directors since they have not been cast in favor of any nominee.

        For Items 2-3, the affirmative vote of holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is required for approval of those proposals. Abstention from voting will have the practical effect of voting against those proposals since shares are present at the Annual Meeting and entitled to vote but are not voting in favor of the proposal. Broker non-votes will have no effect on the outcome of Items 2-3 since they are not considered shares entitled to vote on the proposal. Broker non-votes are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal.

EXPENSES OF SOLICITATION

        All expenses for soliciting proxies will be borne by the Company. The Company has retained Computershare Trust Company, Inc. ("Computershare") to assist in the solicitation of proxies at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail and telephone. Computershare has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses incurred in connection with forwarding proxies to beneficial owners of shares of the Company's common stock.

VOTING RESULTS

        The Company will announce the preliminary voting results at the Annual Meeting. Final official results will be printed in the Company's quarterly report, Form 10-Q, published shortly after the Annual Meeting.

LIST OF STOCKHOLDERS OF RECORD

        A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

ANNUAL REPORT

        The Annual Report of the Company for the fiscal year ended May 31, 2003, including audited financial statements and all other information required to be included in the Company's Annual Report on Form 10-K, is being mailed concurrently with this proxy statement to stockholders of record of the Company's Common Stock.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        The 2004 Annual Meeting is presently scheduled to be held on Friday, October 22, 2004. Under Rule 14a-8(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), stockholder proposals intended to be included in the Company's 2004 Proxy Statement must be received in writing by the Secretary of the Company, Alcide Corporation, 8561 154th Place Avenue, NE, Redmond, Washington, 98052, no later than Saturday, May 8, 2004.

        Any stockholder proposal submitted for consideration at the 2004 Annual Meeting but not submitted for inclusion in the proxy statement which is received by the Company later than Thursday, July 22, 2004, will not be considered received on a timely basis by the Company under the advance notice provisions of Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely received, the Company retains discretion to vote proxies it receives. For such proposals that are timely received, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

ITEM 1—ELECTION OF DIRECTORS

        The Board of Directors presently consists of four members, all of whom are up for re-election to serve until the next Annual Meeting or until their successors are elected and qualified. It is intended that the proxies received will be voted, unless directed otherwise, for the four nominees indicated below. However, should any nominee become unavailable or prove unable to serve for any reason, proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. The Board of Directors has not been informed that any of the nominees will not be available or will be unable to serve.

        Each person named as a nominee for director has advised the Company of his willingness to serve if elected. The age of each nominee as of August 1, 2003, his position with the Company, if any, the year in which he first became a director of the Company, his business experience during the past five years and other directorships he holds are set forth below.

        Thomas L. Kempner, age 76, has served as a director of the Company since 1983. Mr. Kempner served as Chairman of the Board of Directors from 1990 until April 2001 and has served as Chairman and Chief Executive Officer of Loeb Partners Corporation, a private investment banking firm, since 1979. Mr. Kempner is currently a member of the Board of Directors of IGENE Biotechnology, Inc., Intermagnetics General, Northwest Airlines, Inc. (Emeritus), CCC Information Services Group, Inc., Fuel Cell Energy, Insight Communications Company, Inc., and Dyax Corporation.

        Joseph A. Sasenick, age 63, has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2001 and as a director of the Company since 1991. Mr. Sasenick has served as Chief Executive Officer and Chairman of the Board of Alcide Food Safety, Inc. since January 1999. Mr. Sasenick served as President and Chief Executive Officer of the Company from 1992 until April 2001 and as President and Chief Operating Officer of the Company from 1991 to 1992. Mr. Sasenick held various senior management positions at Abbott Laboratories, a pharmaceutical company, from 1979 to 1984 and the Gillette Company, a personal care products company, from 1970 to 1979. Mr. Sasenick is currently a member of the Board of Directors of Clinimetrics, the Washington Biotechnology and Biomedical Association, and the Technology Alliance, a special program of the Greater Seattle Chamber of Commerce.

        William G. Spears, age 65, has served as a director of the Company since 1989. Mr. Spears has been a Principal of Spears Grisanti & Brown LLC, an investment management company, since July 1999. Mr. Spears served as Chairman of Key Asset Management, the investment advisory subsidiary of KeyCorp from 1996 to July 2001. Mr. Spears is currently a member of the Board of Directors of UnitedHealth Group, Avatar Holdings, Inc, as Chairman, and Quinnipiac University, and also serves as Life Trustee for Choate Rosemary Hall and HealthCare Chaplaincy.

        Charles A. Baker, age 70, has served as a Director of the Company since October 2001. Mr. Baker served as Chairman, President and Chief Executive Officer of the Liposome Company, Inc., a biotechnology company developing and commercializing proprietary lipid- and liposome-based pharmaceuticals, from 1989 until September 2000. Mr. Baker served in a senior management capacity in various companies, including tenures as Group Vice President, Squibb Corporation and President, Squibb International (now Bristol Myers Squibb), a pharmaceutical company, from 1984 to 1988. Mr. Baker also served in a senior executive capacity at Abbott Laboratories from 1981 to 1984 and Pfizer, Inc., a pharmaceutical company, from 1962 to 1981. Mr. Baker is currently a member of the Board of Directors of Regeneron Pharmaceuticals, Inc. and Progenics Pharmaceuticals, Inc., both biotechnology companies and Kytaron Technologies, Inc., a non-public company.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        The Board of Directors met four times and held one telephonic meeting during the fiscal year ended May 31, 2003. Joseph A. Sasenick, Thomas L. Kempner, William G. Spears and Charles Baker participated in all five meetings of the Board of Directors and all of the meetings held by all committees of the Board of Directors on which they served.

        The Company's Board of Directors has three standing committees: an Audit Committee, a Compensation/Stock Option Committee and a Nominating/Governance Committee.

        The Audit Committee recommends to the Board of Directors the selection of the Company's independent public accountants and reviews with such accountants the scope and results of their audit, the scope and results of the Company's internal audit procedures, and the adequacy of the Company's system of internal control. In addition, the Audit Committee approves non-audit professional services performed by the Company's independent public accountants and reviews the fees for audit and non-audit services rendered to the Company by the independent public accountants. Audit Committee members during fiscal year 2003 were Mr. Kempner and Mr. Spears, co-chairs, and Mr. Baker. The Audit Committee met one time during the last fiscal year and held three telephonic meetings.

        The Compensation/Stock Option Committee approves management contracts, changes in management compensation, management incentive awards and employee stock options. The Compensation/Stock Option Committee members during fiscal year 2003 were Mr. Kempner and Mr. Spears, Chairman. The Compensation/Stock Option Committee met one time during the last fiscal year.

        The Nominating/Governance Committee consisted of four directors in fiscal 2003: Mr. Sasenick (Chairman), Mr. Kempner, Mr. Spears and Mr. Baker. The Nominating/Governance Committee met once during fiscal 2003. At its meeting on July 18, 2003, the Board of Directors reorganized the Nominating Committee into the Nominating/Governance Committee, which presently consists of three members: Mr. Kempner (Chairman), Mr. Spears and Mr. Baker. The Nominating /Governance Committee provides the same functions as the previous Nominating Committee. The Nominating/Governance Committee makes recommendations to the Board of Directors concerning the qualifications of prospective candidates to fill vacancies on, or to be elected or re-elected to the Board of Directors. The Nominating/Governance Committee also makes recommendations to the Board of Directors concerning candidates for election to officer positions and succession planning for senior management. No procedures have been established for considering nominations of director candidates by stockholders.

COMPENSATION OF DIRECTORS

        For the fiscal year ended May 31, 2003, directors who did not have a consulting or an employment relationship with the Company received $1,000 cash compensation per Board of Directors meeting attended and committee meeting attended, unless held concurrently, a $6,000 cash retainer and a grant of stock options having an aggregate exercise price of $25,000 based on the fair market value of the Company's Common Stock on the date of grant. In the past fiscal year, this compensation applied to Mr. Spears and Mr. Baker. It did not apply to Mr. Kempner, who had a consulting arrangement with the Company, the material terms of which are described under Certain Transactions on page 15 of this proxy statement, or to Joseph A. Sasenick, who received a salary as an officer of the Company.

2003 REPORT OF THE AUDIT COMMITTEE

        The members of the Audit Committee of the Board of Directors are independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers Marketplace Rules. On July 18, 2000, the Board of Directors adopted a written Audit Committee charter. The Audit

Committee has reviewed and discussed the audited financial statements for fiscal year 2003 with the Company's management. In addition, the Audit Committee has discussed with the Company's independent public accountants, KPMG LLP ("KPMG"), the matters required by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed, with KPMG, their independence. Based on the discussions and reviews referenced above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements for fiscal year 2003 be included in the Company's Annual Report on Form 10-K for fiscal year 2003.

        Submitted by the Audit Committee of the Company's Board of Directors:

                      William G. Spears—Co-Chair
                      Thomas L. Kempner—Co-Chair
                      Charles A. Baker

CHANGE OF INDEPENDENT AUDITORS

        On May 24, 2002, the Company dismissed Arthur Andersen LLP as its independent auditors and appointed KPMG as the Company's independent auditors. The decision not to renew the engagement of Arthur Andersen and to select KPMG was approved by the Company's Board of Directors upon the recommendation of its Audit Committee. During the period from May 31, 2000 to May 24, 2002, the Company did not consult KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, that was an important factor the Company considered in reaching a decision on an accounting, auditing, or financial reporting issue, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of either a disagreement or reportable event.

        During the Company's fiscal years ended May 31, 2000 and 2001 and the subsequent interim period through May 24, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on the Company financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Arthur Andersen's reports on the financial statements of the Company for fiscal 2000 and 2001 did not contain any adverse opinions or disclaimers of opinions, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

INDEPENDENT AUDITORS FEES REPORT

        The aggregate fees billed for professional services rendered in fiscal 2003 by KPMG LLP, the Company's independent auditors, were as follows:

        Audit Fees:    The fees billed for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on form 10-Q were $60,000.

        Financial Information Systems Design and Implementation Fees:    There were no fees billed for professional services rendered for information technology services relating to financial information systems design and implementation.

        All Other Fees:    The fees for services rendered to the Company, other than services described above were $31,200.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditor's independence.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership, as of August 1, 2003, of the Common Stock by (a) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock; (b) each director and nominee for director; (c) each of the executive officers included in the Summary Compensation Table, and (d) all directors and executive officers as a group. Each of the named persons has sole voting and investment power with respect to the shares shown, except as stated below.

	COMMON STOCK
Name	No. of Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock(2)
Thomas L. Kempner Loeb Partners Corp. 61 Broadway, 24th Floor New York, NY 10006	491,135	(3)	18.5
Joseph A. Sasenick	157,894	(4)	5.8
John P. Richards	127,037	(5)	4.7
G. Kere Kemp	43,188	(6)	1.6
William G. Spears	36,922	(7)	1.4
James L. Winter	4,750	(8)	0.2
Charles A. Baker	3,037	(9)	0.1
Directors and executive officers as a group (seven persons)	807,541	(10)	28.7

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of August 1, 2003 are deemed outstanding for purposes of computing percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Based on a total of 2,654,638 shares of Common Stock outstanding as of August 1, 2003.

(3)
201,946 shares of Common Stock are held by Loeb Investors Company V and 26,964 shares are held by Loeb Investors Company 105, for which entities Mr. Kempner serves as Managing Partner. 31,709 shares are held by Mr. Kempner individually. 230,516 shares are held in family trusts and other entities for which Mr. Kempner serves as either a trustee or has shared voting and dispositive power. Mr. Kempner disclaims any beneficial interest as to 274,288 shares of the above listed Common Stock.

(4)
Includes 55,000 shares issuable upon exercise of stock options that are exercisable within 60 days following August 1, 2003. Also includes 56,422 shares owned by the Company's Employee Stock Ownership Plan, of which Mr. Sasenick is Joint Trustee with Mr. Richards. Mr. Sasenick disclaims any beneficial interest as to 45,502 of these shares.

(5)
Includes 50,000 shares issuable upon exercise of stock options that are exercisable within 60 days following August 1, 2003. Also includes 56,422 shares owned by the Company's Employee Stock

  Ownership Plan, of which Mr. Richards is Joint Trustee with Mr. Sasenick. Mr. Richards disclaims any beneficial interest as to 47,491 of these shares.

(6)
Includes 38,000 shares issuable upon exercise of stock options that are exercisable within 60 days following August 1, 2003.

(7)
Includes 10,343 shares issuable upon exercise of stock options that are exercisable within 60 days following August 1, 2003.

(8)
Represents 4,400 shares issuable upon exercise of stock options that are exercisable within 60 days following August 1, 2003.

(9)
Represents 3,037 shares issuable upon exercise of stock options that are exercisable within 60 days following August 1, 2003.

(10)
The total does not equal the sum of the amounts listed above for directors and executive officers because Mr. Sasenick and Mr. Richards have joint voting power of the 56,422 shares owned by the Company's Employee Stock Ownership Plan, which shares have been listed under the individual totals for both Mr. Sasenick and Mr. Richards but are counted only once in the group total.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires directors, certain of the Company's officers and persons who own more than 10% of a registered class of the Company's securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Commission. Directors, officers, and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on the Company's review of the copies of such reports it has received, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the previous fiscal year all filing requirements applicable to its directors, certain officers, or greater than 10% beneficial owners were complied with by such persons, except that one report was inadvertently filed late for James L. Winter and two reports were inadvertently filed late for Joseph A. Sasenick.

EXECUTIVE COMPENSATION

2003 REPORT OF THE COMPENSATION/ STOCK OPTION COMMITTEE

        The Compensation/Stock Option Committee of the Board of Directors is comprised of two non-employee directors, neither of whom is eligible to participate in any compensation plans administered by the Committee. The Committee is generally charged with overseeing the Company's management compensation and employee benefits practices, including making determinations regarding the awarding of stock options to the Company's executives and other employees under the Company's stock option plans and providing recommendations to the full Board of the salary, incentives and other compensation of the Company's senior executives.

Compensation Philosophy

        The Company's compensation program is designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The program supports the goal of increasing profitability and stockholder value of the Company by aligning a significant portion of the executive's total compensation with the achievement of the Company's financial and strategic objectives.

        The Company's executive compensation program is designed to provide:

  •
  base compensation that is competitive with comparable companies;

  •
  annual incentive compensation that correlates with the financial performance of the Company; and

  •
  long-term incentive compensation that focuses executive efforts on building stockholder value through the attainment of long-term financial and strategic goals.

        In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for annual compensation in excess of $1 million earned by the chief executive officer or any of the other four most highly compensated officers. The deduction limit does not apply, however, to performance based compensation that satisfies certain requirements. The Compensation/Stock Option Committee does not anticipate there will be any such nondeductible compensation in the foreseeable future.

Base Salary

        Consistent with the Company's philosophy, the Compensation/Stock Option Committee establishes salary ranges based on a review of various industry surveys. Positions in the Company are rated based on level of responsibility, and salary ranges are established for those positions. The base salary for each of the Company's executive officers is positioned to be competitive in the high-tech marketplace in which the Company competes and also includes consideration of individual performance, using both objective and subjective criteria, and the executive's scope of responsibility in relation to other officers and key executives within the Company. The Committee also may consider other factors, such as the current economic environment, cost of living and contractual obligations of the Company, in determining executive base salary.

        Base salaries for fiscal 2003 were recommended by the Compensation/Stock Option Committee and approved by the Board of Directors. The amount of base salary for executive officers other than the Chief Executive Officer is recommended by the Chief Executive Officer, based on the surveys mentioned above and the Chief Executive's evaluation of the executive's performance and contribution to the Company's overall results, as well as to the Company's progress in achieving long-term financial and strategic goals to increase stockholder value. The base salary for the Chief Executive Officer is determined separately by the Committee after reviewing salary surveys, the Chief Executive Officer's performance and leadership in achieving annual and long-term goals and increasing stockholder value, the overall results and progress of the Company and the economic climate.

The Management Incentive Plan

        The Company's Management Incentive Plan (the "Incentive Plan") was established in 1991 and directly links a significant portion of executive compensation to the Company's financial performance and future sales and earnings growth, which will motivate executives to increase profitability and reward executives with respect to the Company's success. The Incentive Plan provides for the payment of cash bonuses based on the Company's performance in relation to predetermined goals and individual executives' performance for the year then ended, including performance that contributes to building stockholder value through the attainment of long-term corporate objectives. At the beginning of each fiscal year, the Committee designates the officers and employees who will participate in the Incentive Plan. The Committee determines each participant's incentive award at the end of each fiscal year. The actual maximum award for each participant is expressed as a percentage, from 0% to 100%, of such participant's base salary for that year. The percentage of incentive compensation to be received by each executive officer, if any, is determined based on the following factors, which are expressly set forth in the Incentive Plan: (a) the Company's financial performance for the past year, (b) events that occurred during the past year that can reasonably be expected to impact significantly long-term sales and profitability of the Company, (c) individual contributions to the results, (d) individual performance against Incentive Plan goals for the fiscal year, and (e) the subjective evaluation of the Committee. The Committee and the Board of Directors determine the percentage awarded to the Chief Executive Officer. The percentages awarded to the other executive officers are recommended by the Chief Executive Officer and are reviewed and approved by the Committee and the Board of Directors. Incentives earned by named executive officers for 2002 performance are listed in the Summary Compensation Table. No incentive bonuses were awarded to executives for fiscal 2003 performance.

Stock Option Plans

        Stock options awarded under the 2001 Stock Incentive Plan and 1993 Stock Option Plan (the "Option Plans") are used as incentives for individual and Company performance and to foster stock ownership by Company executives and other employees, thereby aligning their interests more closely with those of the Company's stockholders. The Committee has sole responsibility for determining all awards of stock options under the Option Plans, including awards to executive officers, and for establishing the terms and exercise periods of such options, the requisite conditions for exercise and the amounts of the awards. Under the Option Plans, the option price is 100% of the fair market value of the Company's Common Stock on the date the option was granted. The Committee reviews and determines each year the frequency, timing, number, or size of option grants to executive officers and other employees of the Company. No stock options were granted to executive officers in fiscal 2003.

Compensation of the Chairman and Chief Executive Officer

        During fiscal 2003, the Company's Chairman and Chief Executive Officer, Joseph A. Sasenick, received a salary increase of 5% effective September 1, 2002, and was paid an incentive bonus of $130,127 for fiscal year 2002 performance. Mr. Sasenick did not receive an incentive bonus for fiscal 2003 performance. Bonus compensation as a percent of base salary was awarded for fiscal year 2002 performance after careful consideration by the Committee of progress made during that year in achieving key financial milestones.

        In determining the compensation of the Chief Executive Officer, the Committee is guided by the policies and programs described above, Company performance and competitive practices. The critical factor underlying this arrangement is the Company's emphasis on tying a significant portion of the executives' total compensation to the Company's financial performance and growth. Mr. Sasenick's base salary is competitive with base salaries paid to chief executive officers of technology-based companies.

        Submitted by the Compensation/Stock Option Committee of the Company's Board of Directors:

William G. Spears, Chairman
Thomas L. Kempner

STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the performance of the Company's Common Stock during the period May 30, 1998 through May 31, 2003 with the NASDAQ Stock Market Index for U.S. companies and the NASDAQ Stock Market Index for U.S. and foreign pharmaceutical stocks. The line graph assumes $100 invested on May 30, 1998. The total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. The stock price performance depicted in the performance graph shown below is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Returns

Performance Graph for Alcide Corporation

Produced on 06/13/2003 including dam to 05/30/2003

SUMMARY COMPENSATION TABLE

        The following table summarizes compensation earned in fiscal years ended May 31, 2003, 2002 and 2001 by the Chief Executive Officer and three other executive officers whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year (the "Named Executive Officers").

Fiscal Year Compensation
Long-Term Compensation Awards Number of Shares Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)(3)		All Other Compensation ($)(2)
Joseph A. Sasenick Chairman/ Chief Executive Officer	2003 2002 2001	270,013 256,932 241,212	130,127 194,582 110,554	-0- 10,000 5,000	18,381 9,795 9,795
John P. Richards President/ Chief Financial Officer	2003 2002 2001	176,364 166,615 156,428	84,385 118,296 71,691	-0- 8.000 4,000	6,943 5,317 5,317
G. Kere Kemp Executive Vice President/ Chief Scientific Officer	2003 2002 2001	133,961 128,413 120,563	52,024 79,008 55,272	-0- 8,000 4,000	4,287 4,027 4,027
James L. Winter(1) Corporate Vice President/ General Manager— Animal Health	2003 2002 2001	118,965 112,242 36,384	21,945 7,000 -0-	-0- 8,000 5,000	12,086 -0- -0-

(1)
Mr. Winter joined the Company on February 1, 2001.

(2)
All other compensation represents amounts paid by the Company for disability and life insurance premiums, relocation allowance and personal use of a company owned automobile.

(3)
Reflects bonuses awarded under the Management Incentive Plan. Amounts were received in the year shown and reflect bonus award for prior year's performance.

OPTION GRANTS IN LAST FISCAL YEAR

        There were no options granted to the Named Executive Officers during fiscal 2003.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

        The following table provides information on option exercises during the last fiscal year by the Named Executive Officers and options outstanding at May 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Shares Covered by Unexercised Options at May 31, 2003 (#)		Value of Unexercised In-the-Money Options at May 31, 2003 ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph A. Sasenick	5,000	27,625	51,000	14,000	22,150	-0-
John P. Richards	-0-	-0-	46,800	11,200	22,150	-0-
G. Kere Kemp	834	10,633	34,800	11,200	15,505	-0-
James L. Winter	-0-	-0-	3,600	9,400	-0-	-0-

(1)
These amounts represent the aggregate number of options exercised, multiplied by the market price of the Common Stock at the time of exercise minus the exercise price for each option.

(2)
These amounts are based on the difference between the applicable option exercise price and the closing price of a share of Company Common Stock as reported on the NASDAQ National Market on May 30, 2003 ($10.84). There is no guarantee that, if and when these options are exercised, they will have this value.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

        Joseph A. Sasenick.    Pursuant to an employment agreement between the Company and Mr. Sasenick entered into on February 4, 1991 and amended on February 4, 1992, February 4, 1993, February 4, 1994 and August 14, 1995, which can be terminated by the Company for cause and by Mr. Sasenick with 90-days' notice, Mr. Sasenick serves as Chairman of the Board and Chief Executive Officer and receives a base salary of $273,266 per annum. In addition to the base salary, bonus compensation of up to 100% of the base salary can be earned. The awarding of such bonus is at the sole discretion of the Board of Directors and is dependent on, among other things, corporate profitability and individual performance.

        John P. Richards.    Pursuant to a letter agreement between the Company and Mr. Richards entered into on July 29, 1991 and amended on January 1, 1993, January 1, 1994 and August 14, 1995, which will expire at the option of either party provided reasonable notice is given, Mr. Richards serves as President and Chief Financial Officer and receives a base salary of $178,895 per annum. In addition to the base salary, bonus compensation of up to 100% of the base salary can be earned. The awarding of such bonus is at the sole discretion of the Board of Directors and is dependent on, among other things, corporate profitability and individual performance.

        G. Kere Kemp.    Pursuant to a letter agreement between the Company and Dr. Kemp entered into on March 1, 1998, which will expire at the option of either party provided reasonable notice is given, Dr. Kemp serves as Executive Vice President and Chief Scientific Officer and receives a base salary of $135,261 per annum. In addition to the base salary, bonus compensation of up to 100% of the base salary can be earned. The awarding of such bonus at the sole discretion of the Board of Directors and is dependent on, among other things, corporate profitability and individual performance.

        James L. Winter.    Pursuant to a letter agreement between the Company and Mr. Winter entered into on February 1, 2001, which will expire at the option of either party provided reasonable notice is given, Mr. Winter serves as Corporate Vice President and General Manager—Animal Health and

receives a base salary of $120,120 per annum. In addition to the base salary, bonus compensation of up to 100% of the base salary can be earned. The awarding of such bonus is at the sole discretion of the Board of Directors and is dependent on, among other things, corporate profitability and individual performance.

CHANGE-IN-CONTROL PROVISIONS UNDER THE COMPANY'S STOCK OPTION PLANS

        Under the Company's 2001 Stock Incentive Plan and 1993 Stock Option Plan (collectively, the "Plans"), if a corporate transaction, such as a merger or sale of the Company or a sale of substantially all of the Company's securities or assets (other than a transaction with a related party), occurs, then, unless individual agreements provide otherwise, each outstanding option under the Plans may become fully vested and exercisable with respect to 100% of the unvested portion of the option immediately before the corporate transaction or may be assumed or substituted by the surviving corporation, successor corporation or its parent corporation, as applicable, in connection with the corporate transaction.

CERTAIN TRANSACTIONS

        The Company has a consulting agreement with Loeb Partners Corporation, which is renewed annually upon the mutual agreement of the parties. The annual fee paid to Loeb Partners is $60,000 for executive, management, consulting, financial and investment banking services provided by Thomas L. Kempner, a director of the Company, and Norman N. Mintz.

        The Company believes that the terms of its consulting agreement with Loeb Partners Corporation are at least as favorable to the Company as could have been provided by an unaffiliated third party. The consulting agreement provides the Company with the sole option of paying Loeb Partners Corporation either in cash or in stock options for executive services. Additionally, whenever an issue arises which, in the opinion of a majority of disinterested members of the Board of Directors, presents a potential conflict of interest between Loeb Partners Corporation and the Company, Mr. Kempner abstains from voting on such issue.

ITEM 2—ADVISORY VOTE ON APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed KPMG LLP as the Company's certified independent public accountants for the 2004 fiscal year.

        Selection of the Company's independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to stockholders as a matter of good corporate practice. If the majority of stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG, and may retain that firm or another firm without resubmitting the matter to the Company's stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such change would be in the best interests of the Company and its stockholders.

        Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF THE SELECTION OF THE AUDITORS.

ITEM 3—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

        John Baxter, 15851 Nedra Way, Dallas, Texas, 75248, has given notice that he intends to present for action at the Annual Meeting the following resolution. Mr. Baxter has represented to the Company that he has continuously held at least $2,000 in market value of Company Common Stock for at least one year and that he will continue to hold those securities through the date of the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement, in accordance with the applicable proxy statement regulations. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Company Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

Stockholder Resolution

        Whereas, it is the in the opinion of the proposing stockholder that the Named Executive Officers (as that term is defined in the Company's 2002 proxy statement) of Alcide Corporation (the "Company") are overcompensated in light of the Company's small market capitalization, poor stock performance and the slow profit growth.

        Resolved, that the stockholders of Company request that the Board of Directors adopt a policy, with respect to Named Executive Officers, whose bonus and salary currently exceed $175,000, to cut such Named Executive Officers' annual bonus and salary, to the extent such annual bonus and salary exceeds $175,000, by 75% and discontinue stock options for such Named Executive Officers. The policy would maintain each such restriction until either: (a) the market price of the Company's common stock appreciates by 200% from $11.14 (its closing price as of April 30, 2003) and is sustained for a period of one year; or (b) until Company annual net income increase by 200% from $1,781,252 (amount reported in the form 10-K for fiscal year ended May 31, 2002) and such increase is sustained for a period of one year.

Proponent's Supporting Statement

        Last year the Named Executive Officers of the Company received salary and bonus compensation of over one million dollars. According to the 10-K for fiscal year ending May 31, 2002, net income for the last five years has averaged less than the total salary and bonus of the Company's four most highly compensated Officers for fiscal year ended May 31, 2002. Based on the closing price on April 30, 2003, the Company had a market capitalization of less than thirty million dollars. The Company's senior executive compensation should be reduced until the Company has either sustained share appreciation or profit growth. Such a reduction would provide an incentive to the senior executive officers to improve results and would align the Company's compensation with other publicly traded companies of similar size.

Board of Directors' Response

        The Board of Directors has considered this proposal and believes that its adoption would not be in the best interests of the Company and its stockholders.

        Adoption of this proposal would place the Company at a competitive disadvantage. It would arbitrarily limit the Company's flexibility to structure its management compensation programs to retain, motivate and attract qualified executives. To compete in an increasingly complex marketplace, the Company must attract and retain the best leadership talent. The Board believes that a predetermined cap on compensation, whether internally or externally imposed, would disincentivize current executives and limit the Company's ability to recruit persons possessing the skills and talent necessary to continue the Company's growth and progress toward increased stockholder value. In the Board's view, a flexible compensation structure is critical to support an internal culture of loyalty and dedication to the interests of the Company. The Board believes that executives should be rewarded for short and long-term operating results and for individual contributions that incrementally contribute or that can reasonably be expected to contribute, directly or indirectly, to enhanced stockholder value and increased growth. The restrictions suggested in the stockholder proposal would impose negative incentives and might well create an environment whereby the Company could not retain key executives.

        The Board believes that the Company's total compensation program is already competitive and performance driven, as discussed in the Report of the Compensation/ Stock Option Committee on page 9 of this proxy statement. It aligns executive compensation with the achievement of annual and long-term goals, and the Company's values. Compensation decisions are based on multiple criteria designed to ensure that management is furthering stockholder interests. This proposal would limit the criterion upon which executive compensation is based to stock price appreciation or annual net income only. The Board agrees that stock price appreciation and annual net income each should be an important criterion for determining executive compensation; however, neither should be the only criterion. In the Board's view, linking executive compensation to a single criterion is inappropriate.

        Based on the Board's consideration of the above factors, the Board of Directors believes that executive compensation levels should not be pre-set by unalterable formulas or ceilings, but rather should be based on the competitive dynamics of the marketplace. The Board needs to retain the discretion to set and adjust the compensation of Company executive officers based upon all relevant factors, without the restraint of the predetermined cap called for in this proposal. It would not be in the Company's and its stockholders' best interests to uniquely constrain the Company's ability to recruit and retain executive talent when other firms competing for executive talent do not adhere to such constraints.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

ALCIDE CORPORATION
8561 154th Avenue NE,
Redmond, WA 98052

PROXY

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of the Stockholders, October 21, 2003

The undersigned hereby appoints John P. Richards and Norman N. Mintz as proxies each with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of the Stockholders of the Company to be held on October 21, 2003, and at any adjournment or postponement thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, which has been received by the undersigned. Without otherwise limiting the general authorization given hereby, said proxies are instructed to vote as follows:

1.
Election of the Board of Directors' nominees for Directors.

  (The Board of Directors recommends a vote "FOR")

    ☐    FOR all nominees listed below (except as marked to the contrary below)

    ☐    WITHHOLD AUTHORITY to vote for all nominees listed below

      Nominees:    Thomas L. Kempner    Joseph A. Sasenick    William G. Spears    Charles A. Baker

INSTRUCTION:    Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote. To withhold authority to vote for any individual nominee listed above, write that nominee's name in the space provided below.

2.
Ratification of the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending May 31,2004.

  (The Board of Directors recommends a vote "FOR")

FOR	AGAINST	ABSTAIN
☐	☐	☐

(Continued and to be dated and signed on reverse side.)

3.
Stockholder Proposal on Executive Compensation.

  (The Board of Directors recommends a vote "AGAINST")

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned holder. If no direction is made, this proxy will be voted for Proposals 1 and 2, and against Proposal 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature
Signature if held jointly
Dated:
2003
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

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TABLE OF CONTENTS
ALCIDE CORPORATION PROXY STATEMENT For Annual Meeting of Stockholders
GENERAL INFORMATION FOR STOCKHOLDERS
ITEM 1—ELECTION OF DIRECTORS
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
COMPENSATION OF DIRECTORS
2003 REPORT OF THE AUDIT COMMITTEE
CHANGE OF INDEPENDENT AUDITORS
INDEPENDENT AUDITORS FEES REPORT
SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
2003 REPORT OF THE COMPENSATION/ STOCK OPTION COMMITTEE
STOCK PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
CERTAIN TRANSACTIONS
ITEM 2—ADVISORY VOTE ON APPOINTMENT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE AUDITORS.
ITEM 3—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
ALCIDE CORPORATION 8561 154th Avenue NE, Redmond, WA 98052